Exhibit 99.6

TRADING DATA
Item 5(c) of Amendment No. 4 to the Schedule 13D is incorporated herein by reference. Together with Item 5(c) of Amendment No. 4 to the Schedule 13D, the following table sets forth all transactions in the Common Stock of the Issuer effected in the last sixty days by the Sachem Head Funds. All such transactions were purchases or sales of shares of Common Stock effected in the open market, and the table includes commissions paid in per share prices.

Name	Trade Date	Buy/Sell	No. of Shares/ Quantity	Unit Cost/ Proceeds	Security	Expiration Date
Sachem Head LP	8/3/2020	Buy	392	80.23	Common stock*	N/A
Sachem Head LP	8/4/2020	Sell	122,902	82.41	Common stock	N/A
Sachem Head LP	8/5/2020	Sell	27,660	83.21	Common stock	N/A
Sachem Head LP	9/1/2020	Buy	1,014	81.77	Common stock*	N/A
Sachem Head LP	9/18/2020	Sell	6,928	88.61	Common stock	N/A
Sachem Head LP	9/22/2020	Sell	26,704	87.23	Common stock	N/A
Sachem Head LP	10/1/2020	Sell	3,421	86.32	Common stock*	N/A
Sachem Head LP	10/2/2020	Sell	113,915	88.22	Common stock	N/A
Sachem Head Master LP	8/3/2020	Sell	392	80.23	Common stock*	N/A
Sachem Head Master LP	8/4/2020	Sell	99,264	82.41	Common stock	N/A
Sachem Head Master LP	8/5/2020	Sell	22,340	83.21	Common stock	N/A
Sachem Head Master LP	9/1/2020	Sell	1,014	81.77	Common stock*	N/A
Sachem Head Master LP	9/18/2020	Sell	5,582	88.61	Common stock	N/A
Sachem Head Master LP	9/22/2020	Sell	21,515	87.23	Common stock	N/A
Sachem Head Master LP	10/1/2020	Buy	3,421	86.32	Common stock*	N/A
Sachem Head Master LP	10/2/2020	Sell	92,565	88.22	Common stock	N/A
SH Old Quarry Master Ltd.	9/18/2020	Sell	8,090	88.61	Common stock	N/A
SH Old Quarry Master Ltd.	9/22/2020	Sell	31,181	87.23	Common stock	N/A
SH Old Quarry Master Ltd.	10/2/2020	Sell	133,520	88.22	Common stock	N/A

* Trade represents a rebalancing transaction.